Exhibit 99
Wireless Ronin Reports 2011 First Quarter Results
Key highlights include:
•	Sales of $2.4 million for the first quarter of 2011 represented a 123 percent increase year-over-year
•	Sales from RoninCast® software licenses for the first quarter of 2011 increased 264 percent year-over-year
•	Announcement of teaming and co-marketing agreement with Sprint 4G
•	Expansion of sales to Chrysler and its dealer network
•	Awarded digital menu board pilot with Johnny Rockets
•	Renewal of $2.5 million line-of-credit with Silicon Valley Bank to March 2012
MINNEAPOLIS — May 12, 2011 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the first quarter of 2011.
First Quarter Results
Wireless Ronin reported revenue of $2.4 million for the first quarter of 2011, a 123 percent increase from $1.1 million in the first quarter of 2010. The year-over-year increase in revenue was primarily attributable to sales with Chrysler and its dealership network. Additionally, the increase was due to an approximate 600 percent increase in orders from ARAMARK, which included its newest food concept, Grille Works. Also, the Company’s recurring hosting and support revenue for the first three months of 2011 totaled $0.4 million.
Scott W. Koller, president and chief executive officer of Wireless Ronin Technologies, said, “We had several key wins during the first quarter that continue to position the Company for long-term success. Our newly formed relationship with Sprint provides a nationwide extension of our sales team to focus on retail digital signage solutions. In addition, winning the pilot with Johnny Rockets once again demonstrates our leadership in providing a digital menu board solution to the food service industry.”
The Company reported a first quarter net loss of $2.3 million, or $0.12 per basic and diluted share, compared to a net loss of $2.8 million, or $0.16 per basic and diluted share, in the year-ago period. The improvement in the year-over-year net loss was driven primarily by the increase in gross margin dollars, partially offset by a year-over-year increase in operating expenses. The first quarter 2011 and 2010 results also included costs of approximately $0.3 million, or $0.02 per basic and diluted share, of non-cash stock compensation expense for each period.
Non-GAAP operating loss totaled $1.8 million, or $0.09 per basic and diluted share, in the first quarter of 2011 compared to a non-GAAP operating loss of $2.4 million, or $0.14 per basic and diluted share, in the first quarter of 2010. Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items. Reconciliation to the GAAP operating loss on a quarterly basis is contained in a table following the unaudited financial information accompanying this release.

For the first quarter of 2011, gross margin averaged 46 percent, compared to a gross margin of 39 percent in the first quarter of 2010. The year-over-year increase was due to a 264 percent increase in sales of RoninCast® software and a 35 percent increase in recurring hosting fees during the first three months of 2011 when compared to the same period in 2010.
Cash and cash equivalents in combination with restricted cash at March 31, 2011, totaled approximately $5.6 million compared to $7.1 million at the end of 2010. The decline in cash from the prior year-end reflected the continued funding of the Company’s losses during the first quarter 2011. In January 2011, the Company renewed the $2.5 million line of credit with Silicon Valley Bank, extending the agreement to March 2012.
A conference call to review first quarter results is scheduled for May 12, 2011, at 3:30 p.m. CT. A live interactive webcast of Wireless Ronin’s earnings conference call can be accessed on the investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (877) 368-6111 inside the United States or Canada, or by calling (631) 291-4139 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate website. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with conference ID 62212643.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® software as a complete solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from a central location and provides turnkey digital signage solutions. The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, training, and support and hosting through our network operations center (NOC). The company’s common stock trades on the NASDAQ Capital Market under the symbol “RNIN”.
Forward-Looking Statements
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2011.

Investor Contact
Darin P. McAreavey
Senior Vice President and Chief Financial Officer
dmcareavey@wirelessronin.com
952.564.3525
Media Contact
Erin E. Haugerud
Manager of Communications and Investor Relations
ehaugerud@wirelessronin.com
952.564.3535
Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges. We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding. Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company’s overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s 2011 bonus program is partially based upon the achievement of non-GAAP operating income (loss). Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above. We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes recurring non-cash items and non-recurring one-time charges. Our rationale for the items we omit from our non-GAAP measures is as follows:
Stock-based compensation. We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10. Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense. Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets. By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business. Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment. Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management’s Discussion and Analysis in our most recently filed periodic reports.
Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance. Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. These events are unplanned and arise outside the ordinary course of continuing operations. For example, we implemented significant workforce reductions and other changes to our management team during 2008 and 2009. We do not expect restructuring-related charges to regularly recur in the future. The other one-time charges relate to unplanned costs, and therefore, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.
There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring. Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,543	$7,064
Accounts receivable, net of allowance of $35	1,937	2,522
Inventories	446	272
Prepaid expenses and other current assets	292	275

Total current assets	8,218	10,133
Property and equipment, net	955	1,019
Restricted cash	50	50
Other assets	41	40

TOTAL ASSETS	$9,264	$11,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$38	$37
Accounts payable	1,443	1,563
Deferred revenue	308	488
Accrued liabilities	795	571

Total current liabilities	2,584	2,659
Capital lease obligations, less current maturities	31	40

TOTAL LIABILITIES	2,615	2,699

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized outstanding	—	—
Common stock, 50,000 shares authorized; 19,288 and 19,233 shares issued and outstanding at March 31, 2011 and December 31, 2010,	193	192
Additional paid-in capital	91,529	91,138
Accumulated deficit	(84,544)	(82,278)
Accumulated other comprehensive loss	(529)	(509)

Total shareholders’ equity	6,649	8,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,264	$11,242

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2011	2010
Sales
Hardware	$1,053	$203
Software	255	70
Services and other	1,089	802

Total sales	2,397	1,075

Cost of sales
Hardware	729	135
Software	29	8
Services and other	546	508

Total cost of sales (exclusive of depreciation and amortization shown separately below)	1,304	651

Gross profit	1,093	424

Operating expenses:
Sales and marketing expenses	763	731
Research and development expenses	573	795
General and administrative expenses	1,870	1,483
Depreciation and amortization expense	144	176

Total operating expenses	3,350	3,185

Operating loss	(2,257)	(2,761)

Other income (expenses):
Interest expense	(11)	(2)
Interest income	2	10

Total other income (expense)	(9)	8

Net loss	$(2,266)	$(2,753)

Basic and diluted loss per common share	$(0.12)	$(0.16)

Basic and diluted weighted average shares outstanding	19,275	17,653

WIRELESS RONIN TECHNOLOGIES, INC.
2011 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

	2010					2011
	Q1	Q2	Q3	Q4	TOTAL	Q1
Supplementary Data

Statement of Operations Sales	$1,075	$1,916	$2,672	$2,904	$8,567	$2,397
Cost of sales	651	1,002	1,348	1,581	4,582	1,304
Operating expenses	3,185	2,970	2,711	2,974	11,840	3,350
Interest expense	2	16	21	19	58	11
Other income, net	(10)	(8)	(6)	(6)	(30)	(2)

Net loss	$(2,753)	$(2,064)	$(1,402)	$(1,664)	$(7,883)	$(2,266)

Share based payment expense (included in operating expenses & interest expense)	153	178	218	369	918	353
Weighted average shares	17,653	17,675	17,734	18,669	17,901	19,275

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,761)	$(2,056)	$(1,387)	$(1,651)	$(7,855)	$(2,257)

Adjustments:
Depreciation and amortization	176	171	172	165	684	144
Stock-based compensation expense	151	162	202	353	868	345

Total operating expense adjustment	327	333	374	518	1,552	489

Non-GAAP operating loss	$(2,434)	$(1,723)	$(1,013)	$(1,133)	$(6,303)	$(1,768)

Non-GAAP operating loss per common share	$(0.14)	$(0.10)	$(0.06)	$(0.06)	$(0.35)	(0.09)